UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)     AUGUST 3, 2006
                                                --------------------------------

                              SEACOR HOLDINGS INC.
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             (Exact Name of Registrant as Specified in Its Charter)

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            DELAWARE                   1-12289                   13-3542736
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(State or Other Jurisdiction         (Commission                (IRS Employer
      of Incorporation)              File Number)            Identification No.)
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 2200 ELLER DRIVE, FORT LAUDERDALE, FLORIDA                  33316
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  (Address of Principal Executive Offices)                (Zip Code)

Registrant's telephone number, including area code         (954) 524-4200
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                                 NOT APPLICABLE
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          (Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))



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ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

                  The disclosure set forth in Item 5.02 of this Current Report on From 8-K is incorporated herein by reference.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(a)  Departure of Directors

                  On August 3, 2006, James Cowderoy, a director of SEACOR Holdings Inc. (the "Company"), was appointed to serve as Senior Vice President - Strategy and Corporate Development of the Company, effective August 18, 2006 and, in connection therewith, agreed to resign as a director of the Company effective at the close of business on August 17, 2006.

                  In connection with his engagement as Senior Vice President - Strategy and Corporate Development of the Company, the Company (i) agreed to award to Mr. Cowderoy a cash bonus of $35,000 on August 18, 2006 and (ii) agreed to grant to Mr. Cowderoy options to purchase 12,000 shares of common stock, par value $0.01 per share, of the Company ("Common Stock"), in four equal installments over a one-year period, the first such option for 3,000 shares to be granted on August 18, 2006 at an exercise price equal to the market price on such date of grant and the remaining three installments of options to be granted and priced in three-month intervals thereafter at a price equal to the market price on the applicable date of the grant. Such options are exercisable in 20% annual increments beginning on August 18, 2007. Options not yet exercisable become immediately exercisable upon the death, disability, termination "without cause" of Mr. Cowderoy, or the occurrence of a "change-in-control" of the Company. Effective August 18, 2006, Mr. Cowderoy will receive a base annual salary at the rate of $300,000 and will be eligible for bonuses in the sole discretion of the Company's Board of Directors.

                  Mr. Cowderoy (age 46) has served as a Director of the Company since August 2001. Mr. Cowderoy also serves as a director of the North of England P&I Association Ltd. and Marine Shipping Mutual Insurance Company Ltd. Since May 2002, Mr. Cowderoy has been the Chairman and Managing Director of Harrisons (Clyde) Ltd., a Glasgow-based ship owning company. From May 2001 until April 2002, Mr. Cowderoy served as Managing Director of SEACOR International Ltd., a Company subsidiary. From 1995 until its acquisition by the Company in May 2001, Mr. Cowderoy was Managing Director of Stirling Shipping Company Ltd., a private offshore shipping company based in Glasgow.

                  Mr. Cowderoy will serve at the pleasure of the Company's Board of Directors and has no relationship or has not engaged in or been otherwise connected to any transaction that would require disclosure pursuant to Items 401(d) or 404(a) of Regulation S-K of the Securities and Exchange Commission. His compensation and employment status may be changed at any time under the discretion of the Board.




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ITEM 8.01         OTHER EVENTS

                  On August 3, 2006, the Company's Board of Directors increased its authorization for repurchases pursuant to its previously announced securities repurchase program. With this increase, the Company has approximately $75 million available for such purchases. The securities covered by the repurchase program include the Common Stock, the Company's 7.2% senior notes due 2009, the Company's 5 7/8% senior notes due 2012, the Company's 2.875% convertible senior debentures due 2024, and the 9 1/2% senior notes due 2013 of Seabulk International, Inc., a wholly-owned subsidiary of the Company. The repurchase of securities may be conducted from time to time through open market purchases, privately negotiated transactions or otherwise depending on market conditions. On August 3, 2006, the Company issued a press release announcing its increased authorization for repurchases. A copy of the press release is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

ITEM 9.01         FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits

Exhibit No.           Description

99.1 Press Release of SEACOR Holdings Inc., dated August 3, 2006, reporting SEACOR's increased authorization for repurchases.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     SEACOR HOLDINGS INC.


Date: August 4, 2006                 By: /s/  Richard Ryan
                                         --------------------------------------
                                          Name:  Richard Ryan
                                          Title: Senior Vice President and
                                                 Chief Financial Officer




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                                  EXHIBIT INDEX

Exhibit No.           Description

99.1 Press Release of SEACOR Holdings Inc., dated August 3, 2006, reporting SEACOR's increased authorization for repurchases.